Exhibit 99.8a5

AMENDMENT TO TRANSFER AGENCY AGREEMENT

                    AMENDMENT TO DISTRIBUTION AGREEMENT dated as of this 6th day of July, 2006, by and between Pacific Global Fund, Inc., a Maryland corporation doing business as Pacific Advisors Fund Inc. (the “Fund” or “PAF”), and Pacific Global Investors Services, Inc., a California corporation (“PGIS”).

WITNESSETH:

WHEREAS, PAF and PGIS have entered into a Transfer Agency, Dividend Disbursing Agency, and Administrative Service Agreement dated as of December 22, 1992, (the “Transfer Agency Agreement”), under which PAF has engaged the services of PGIS to serve as transfer agent and dividend disbursing agent and perform certain other administrative services for the Portfolios; and

WHEREAS, PAF has authorized the establishment of three classes of its shares, Class A, Class C, and Class I Shares; and

WHEREAS, PAF desires to appoint PGIS as transfer agent for each Class of its Shares during the period of the Transfer Agency Agreement; and

WHEREAS, a majority of the Board of Directors of PAF, including a majority of the Directors who are not interested persons of PAF, have adopted a Multi-Class Plan pursuant to Rule 18f-3 under the 1940 Act, setting forth the respective rights and obligations of each Class of the Shares;

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein and in the Transfer Agency Agreement, the parties hereto, intended to be legally bound, hereby agree to amend the Transfer Agency Agreement as follows:

1. Schedule A to the Transfer Agency is amended to read as set forth in Schedule A hereto.

2. The Section 31 of the Transfer Agency Agreement is amended to read as follows:

Section 31. It is the parties’ intention that PGIS provide all of the types of services described herein for PAF’s Class A, Class C and Class I shares. Accordingly, PAF hereby appoints PGIS as the Transfer Agent, Dividend Disbursing Agent, and Administrative Services Agent for each Class of the Fund’s shares, and PGIS accepts such appointment and agrees to act in such capacities, and to provide such other services as are described in this Agreement, upon the terms set forth in this Agreement. All references to the Fund or a Portfolio herein shall be interpreted so as to include all Classes of Fund shares.

3. This Amendment shall not change any other term or provision of the Transfer Agency Agreement and such other terms and provisions shall remain in full force and effect.

4. Except as otherwise stated herein, capitalized terms used herein shall have the meaning set forth in the Transfer Agency Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be herewith affirmed, as of the day and year first above written.

ATTEST		PACIFIC GLOBAL FUND INC.
d/b/a PACIFIC ADVISORS FUND INC.

/s/	Araceli Olea	/s/ GEORGE A. HENNING

ATTEST		PACIFIC GLOBAL INVESTORS SERVICES, INC.

/s/	Jingjing Yan	/s/ Barbara A. Kelley

Schedule A

Transfer Agency Fee Schedule

Account Maintenance and Processing Fees:

(1) Class A Shares

$18.00 per open account per year, and

$3.00 per closed account per year; or

A Minimum Fee of $16,800 per Portfolio per year.

(2) Class C Shares

$18.00 per open account per year, and

$3.00 per closed account per year; or

A Minimum Fee of $16,800 per Portfolio per year.

(3) Class I Shares

$18.00 per open account per year, and

$3.00 per closed account per year; or

A Minimum Fee of $$16,800 per Portfolio per year.

(4) Out-of-Pocket Expenses authorized by this Agreement.

Account or Minimum Fees, whichever is applicable, are billed monthly at 1/12th of the stated annual rate. Out-of-Pocket fees are billed monthly, as incurred.

Benefit Plan Processing:

Benefit Plan Processing Fees, which can be charged to the Shareholder of the

Fund, for Individual Retirement Accounts (“IRAs or 403(b)s”):

	IRA	403(b)
Acceptance fee (per account)	$10.00	$20.00
Annual Maintenance fee (per account per year)	$15.00	$20.00
Liquidation/Transfer fee (per transaction)	$15.00	$20.00

Administrative Service Agent Fee Schedule

PGIS shall receive an annual fee equal to 0.05% of the average daily net asset value of each Portfolio of the Fund, subject to a maximum annual fee of twenty-five thousand dollars ($25,000.00) per Portfolio. The fee is to be computed daily and is payable on the first business day following the calendar month being billed.

Conversion/Termination of Agreement

Upon termination of this Agreement, PGIS reserves the right to assess reasonable fees to cover conversion expenses incurred by it in effecting such conversion.